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EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Cytoclonal Pharmaceutics Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-37049), Post-Effective Amendment No. 1 to Form S-8 (No. 333-37049), Form S-8 (No. 333-11691), Post-Effective Amendment No. 2 to Form SB-2 on Form S-3 (No. 333-13409), Form S-3 (No. 333-66003), Form S-3 (No.
333-25323), Post-Effective Amendments Nos. 5 to 8 to Form SB-2 (No. 333-91802), Form S-8 (No. 333-86201), and Amendments Nos. 1 and 2 to Form S-3 (No. 333-33838) of Cytoclonal Pharmaceutics Inc. of our report dated March 2, 2001, with respect to the financial statements of Cytoclonal Pharmaceutics Inc. included in this annual report on Form 10-K for the year ended December 31, 2000.



Richard A. Eisner & Company, LLP

New York, New York
March 28, 2001